                                  EXHIBIT 2.1


                          Stock Acquisition Agreement

                          STOCK ACQUISITION AGREEMENT


                                  by and among

                              AGRIGENETICS, INC.,

                        MR. JOSE ALBERTO BENEGAS LYNCH,

                         MS. MARIA ALEJANDRA REBAGLIATI

                                      and

                 GENETIC RESOURCES (LATIN AMERICA) CORPORATION



                         Dated as of September 30, 1996

                          STOCK ACQUISITION AGREEMENT


     This Stock Acquisition Agreement (the "Agreement"), dated as of September 30, 1996, is entered into by and among AGRIGENETICS, INC., a corporation organized under the laws of Delaware, d/b/a Mycogen Seeds ("Buyer"), MR. JOSE ALBERTO BENEGAS LYNCH, an individual ("Benegas"), MS. MARIA ALEJANDRA REBAGLIATI, an individual ("Rebagliati"), and GENETIC RESOURCES (LATIN AMERICA) CORPORATION, a corporation organized under the laws of the Bahamas ("Genetic Resources", and jointly and severally with Benegas and Rebagliati, "Sellers").

     WHEREAS, Sellers own all of the outstanding capital stock of Santa Ursula S.A.A.I.C. e I., a corporation organized under the laws of Argentina ("Morgan"); and

     WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the capital stock of Morgan upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1  DEFINED TERMS.  As used herein, the terms below shall have the
          -------------
following meanings:

          "Action" shall mean any action, order, writ, injunction, judgment or
           ------
decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other person.

          "Affiliate" shall mean, with respect to any party, any individual,
           ---------
corporation, partnership, limited liability company, or other entity that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such party.

          "Assets" shall mean land, buildings, improvements, Leasehold
           ------
Improvements, Fixtures and Equipment and other assets (tangible or intangible), including Proprietary Rights, breeding stock, germplasm and the like.

          "Best Knowledge of Morgan" shall mean the best knowledge of each of
           ------------------------
Sellers and Victor Poggi after appropriate investigation and review by each such person.

          "Books and Records" shall mean (a) records and lists of Morgan
           -----------------
pertaining to its Assets, (b) records and lists pertaining to the business, customers, suppliers or personnel of Morgan, (c) product, business and marketing plans of Morgan, and (d) books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Morgan.

          "Contracts" shall mean any agreement, contract, note, loan, evidence
           ---------
of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, intellectual property or germplasm license, employment agreement, license, instrument, obligation or commitment to which Morgan is a party or is bound or which relates to its business or Assets, whether oral or written, but excluding all Leases.

          "Copyrights" shall mean registered copyrights, copyright applications
           ----------
and unregistered copyrights.

          "Court Order" shall mean (i) with respect to Morgan and Sellers, any
           -----------
judgment, decision, consent decree, injunction, ruling or order of any federal, provincial, state, municipal or local court or governmental agency, department or authority of (a) the United States or any other jurisdiction except Argentina that was issued to Morgan or Sellers, as applicable, and was received by Morgan or Sellers, as applicable, or (b) Argentina, in each case, that is binding on Morgan or Sellers or their respective properties under applicable law and (ii) with respect to Buyer, any judgment, decision, consent decree, injunction, ruling of or order of any federal provincial, state, municipal or local court or governmental agency, department or authority of (a) any jurisdiction except the United States and Argentina that was issued to Buyer and was received by Buyer or (b) the United States or Argentina, in each case, that is binding on Buyer or its property under applicable law.

          "Covered Liabilities" shall mean any and all debts, losses, claims,
           -------------------
damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether fixed or contingent) (including, without limitation, those arising out of any Action), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing (including, without limitation, reasonable costs and expenses incurred in investigating, preparing or defending any Action). Notwithstanding the foregoing, Covered Liabilities shall not include an Indemnified Party's own consequential or special damages, but shall include any consequential or special damages of a third party for which an Indemnified Party may be liable.

          "Default" shall mean (a) a breach of or default under any Contract or
           -------
Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

          "Disclosure Schedule" means the schedules attached to this Agreement
           -------------------
which set forth exceptions to the representations and warranties contained in
Article IV hereof and certain other information called for by other provisions of this Agreement.

          "Distribution Agreement" shall mean the License and Supply Agreement
           ----------------------
between Morgan and Genetic Resources for the marketing of Morgan's seed varieties in Asia, Eastern Europe and Bolivia.

          "Encumbrances" shall mean any claim, lien, pledge, option, charge,
           ------------
easement, security interest, deed of trust, mortgage, right-of-way, encumbrance or other rights of third parties.

          "Facility" or "Facilities" shall mean all plants, offices,
           --------      ----------
manufacturing facilities, warehouses, improvements, administration buildings, and all real property and related facilities which are currently utilized by Morgan.

          "Facility Leases" shall mean all of the Leases of Facilities listed on
           ---------------
Schedule 4.7.

          "Financial Statements" shall mean (i) the audited balance sheets of
           --------------------
Morgan at June 30, 1996 and the audited statements of income and audited statements of cash flows for Morgan for the fiscal year ended as of June 30, 1996, together with the notes thereon and the related unqualified report of Deloitte & Co., Morgan's certified public accountants, and (ii) the Interim Balance Sheet, all of which were previously delivered to Buyer and are attached hereto as Schedule 4.11.

          "Fixtures and Equipment" shall mean the furniture, fixtures,
           ----------------------
furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling and other tangible personal property owned by Morgan and located in, at or upon the Facilities, including all warranty rights with respect thereto.

          "Interim Balance Sheet" shall mean the audited balance sheet of Morgan
           ---------------------
dated July 31, 1996 reviewed and verified by Deloitte & Co., Morgan's certified public accountants.

          "Leased Real Property" shall mean all leased property described in the
           --------------------
Facility Leases.

          "Leasehold Estate" shall mean all of the rights and obligations as
           ----------------
lessee under a given Lease.

          "Leasehold Improvements" shall mean all leasehold improvements
           ----------------------
situated in or on the Leased Real Property and owned by Morgan.

          "Leases" shall mean all of the existing leases with respect to the
           ------
personal or real property of Morgan listed on Schedule 4.8, and leases with respect to the personal and real property of Morgan which are not required to be listed on Schedule 4.8.

          "Liability" or "Liabilities" shall mean any direct or indirect
           ---------      -----------
liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise.

          "Material Adverse Effect" shall mean, with respect to any person or
           -----------------------
entity, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of such person or entity or the ability of such person to consummate the transactions contemplated by this Agreement.

          "Owned Real Property" shall mean all real property owned in fee,
           -------------------
including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, Fixtures and Equipment, and improvements located thereon and all Facilities thereon, if any.

          "Patents" shall mean all patents and patent applications and
           -------
registered and unregistered design applications.

          "Permits" shall mean licenses, permits, franchises, approvals,
           -------
authorizations, consents or orders of, or filings with, any governmental authority of Argentina, whether federal, provincial or municipal, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the business of Morgan.

          "Plant Variety Protection Certificates" shall mean all certificates or
           -------------------------------------
registrations protecting the proprietary of plant varieties created by or on behalf of Morgan.

          "Proprietary Rights" shall mean all of the Copyrights, Patents,
           ------------------
Trademarks, Plant Variety Protection Certificates, technology rights and licenses, know-how and intellectual property rights of Morgan.

          "Regulations" shall mean any laws, statutes, ordinances, regulations
           -----------
and rules of any federal, provincial or municipal government of Argentina and any other governmental department or agency, including without limitation, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Tax" or "Taxes" shall mean taxes, assessments, charges, duties, fees,
           ---      -----
levies or other governmental charges imposed by Argentina, including, without limitation, all federal, provincial and municipal and other income, franchise, profits, capital gains, asset, capital stock, transfer, sales, use, value added tax (VAT), occupation, property, excise, severance, stamp, license, payroll, social security contributions, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of Returns), and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest, and shall include any liability for such amounts as a result of a contractual obligation to indemnify any person or entity.

          "Taxable Year," in the case of any Tax, shall mean the period for
           ------------
which such Tax is computed.

          "Trademarks" shall mean registered trademarks, registered service
           ----------
marks, trademark and service mark applications and unregistered trademarks and service marks.

     1.2  OTHER DEFINED TERMS.  The following terms shall have the meanings
          -------------------
defined for such terms in the Sections set forth below:

Term                                                     Section
----                                                     -------
Agreement                                                Preamble
Benegas                                                  Preamble
Buyer                                                    Preamble
Buyer Indemnified Parties                                7.4(a)
Closing                                                  3.1
Common Shares                                            4.4
Fideliter                                                3.2(c)
Genetic Resources                                        Preamble
Indemnified Party                                        7.6



Indemnifying Party                                       7.6
Notes                                                    2.2
Plans                                                    4.20
Purchase Price                                           2.3
Rebagliati                                               Preamble
Returns                                                  4.22(a)
Sellers                                                  Preamble
Sellers Indemnified Parties                              7.5



                                  ARTICLE II


                          PURCHASE AND SALE OF STOCK
                          --------------------------

     2.1  TRANSFER OF STOCK.  Upon the terms and subject to the conditions
          -----------------
contained herein, at the Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Sellers, all the Common Shares, free and clear from all Encumbrances.

     2.2  TRANSFER OF INDEBTEDNESS; TERMINATION OF DISTRIBUTION AGREEMENT.
          ---------------------------------------------------------------
Upon the terms and subject to the conditions contained herein, at the Closing,
(a) Sellers will sell, convey, transfer, assign and deliver to Buyer, duly endorsed, each original promissory note or other instrument evidencing any indebtedness or Liability of Morgan to Sellers (the "Notes"), and all loans advanced by Sellers to Morgan and all other Liabilities of Morgan to Sellers shall be transferred to Buyer and (b) Genetic Resources will deliver to Buyer a termination of the Distribution Agreement executed by Sellers and Morgan and otherwise in form and substance acceptable to Buyer.

     2.3  PURCHASE PRICE.  Subject to adjustment as provided in Section 2.4
          --------------
below, Buyer shall pay to Sellers at Closing for (a) the sale, transfer, assignment, conveyance and delivery of the Common Shares, (b) the sale, transfer, assignment, conveyance and delivery of the Notes and the indebtedness,
(c) the termination of the Distribution Agreement and (d) the performance by Sellers of each of their other obligations hereunder, the aggregate amount of Twenty Seven Million U.S. Dollars (U.S. $27,000,000) (the "Purchase Price").

     2.4  CLOSING ADJUSTMENT.  The Purchase Price shall be subject to the
          ------------------
following adjustments, which adjustments shall be calculated by Morgan and Deloitte & Co. and reviewed by Sellers and Buyer:

          (a) If the aggregate outstanding amount of all loans by Sellers to Morgan (including accrued and unpaid interest thereon) as of the date of the Closing exceeds the aggregate amount of such outstanding loans as set forth on the Interim Balance Sheet, then the Purchase Price shall be increased by the amount of such excess but in no event shall the increase exceed the portion of the proceeds of loans made by Sellers (including accrued and unpaid interest thereon) after the date of the Interim Balance Sheet used by Morgan to make qualifying capital expenditures for the benefit of Morgan. For this purpose, a cost shall be considered a qualifying capital expenditure if made to an independent entity for fair value.

          (b) If the aggregate outstanding amount of all loans advanced by Sellers to Morgan (including accrued and unpaid interest thereon) as set forth on the Interim Balance Sheet exceeds the aggregate amount of such outstanding loans as of the date of the Closing, then the Purchase Price shall be reduced by the amount of such excess.

     2.5  BANK LOANS.  Buyer shall obtain a statement from the banks that
          ----------
have loaned funds (the list of said banks being set forth in Schedule 4.8 hereto) to Morgan indicating that they have been notified of the sale of Benegas' controlling interest in Morgan and expressing their willingness to continue to financially assist Morgan in view of its new ownership structure. In the event that Buyer is unable to obtain said statement, Buyer shall advance funds to Morgan as may be necessary to permit Morgan to, within 15 days of the Closing, prepay all such loans.


                                 ARTICLE III

                                 THE CLOSING
                                 -----------

     3.1  CLOSING.  The closing (the "Closing") shall occur at the offices of
          -------
Corporacion Metropolitana de Finanzas, S.A., calle Macacha Guemes 555, 4th floor, Buenos Aires, Argentina, or at such other place as the parties hereto shall agree. In connection with the Closing, all actions, payments and deliveries then required hereunder shall be completed. The Closing shall be deemed to have occurred only when all of the payments, opinions, certificates and other documents required to be delivered at the Closing have been delivered (or the requirement therefor waived).

     3.2  CLOSING DATE; SHAREHOLDERS MEETING.  The Sellers shall cause all
          ----------------------------------
of Morgan's directors and syndics to submit written resignations from their positions. In addition, Sellers shall cause Morgan to hold an ordinary shareholders meeting substantially concurrent with the Closing where the following resolutions shall be adopted, each effective immediately:

          (a) Sellers, as the shareholders of Morgan prior to the Closing, will approve the performance of Morgan's Board of Directors and Sindico for the period commencing on the date of the last annual shareholders meeting and ending on the date of the Closing.

          (b) Sellers, as the shareholders of Morgan prior to the Closing, will accept the written resignations of Morgan's directors and syndics.

          (c) Sellers, as the shareholders of Morgan prior to the Closing, will take all actions necessary or convenient to effectuate the transfers of (i) one Class A Common Share to Fideliter, S.A. ("Fideliter") and (ii) all remaining Common Shares to Buyer, including, without limitations, recording said transfers in Morgan's registry.

          (d) Sellers, as the shareholders of Morgan prior to the Closing, will approve the directors report, general balance sheet, income statement, statement of change in stockholders equity, statement of variation in current capital and syndics report, each corresponding to fiscal year ended June 30, 1996.

          (e) Sellers, as the shareholders of Morgan prior to the Closing, will consider the profit and loss account and allocation of the balance, approve the remuneration received by the directors and fix fees for directors and syndics.

          (f) Buyer and Fideliter, as the shareholders of Morgan subsequent to the Closing, will appoint new directors and syndics for Morgan.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     Sellers hereby jointly and severally represent and warrant to Buyer as follows, which representations and warranties are true and correct as of the date hereof:

     4.1  ORGANIZATION.  Morgan is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of Argentina with full corporate power and authority to own and operate its business as presently conducted. Genetic Resources is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas with full corporate power and authority to own and operate its business as presently conducted. Each of Morgan and Genetic Resources is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Morgan. Genetic Resources is duly qualified in Argentina to be a shareholder of Morgan. Each of Morgan and Genetic Resources has previously provided Buyer with true and correct copies of their respective charter documents, bylaws and other governing documents, as currently in effect.

     4.2  NO SUBSIDIARIES.  Except as set forth on Schedule 4.2, Morgan has
          ---------------
no subsidiaries and no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, trust or other entity.

     4.3  AUTHORIZATION.  Morgan has all requisite power and authority and
          -------------
has taken all action necessary, corporate or otherwise, to execute and deliver the termination of the Distribution Agreement and any other document contemplated herein to which it is a party and to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery of the termination of the Distribution Agreement and any other document contemplated herein to which it is a party and the consummation by Morgan of the transactions contemplated hereby and thereby have been duly approved by the board of directors and shareholders of Morgan. No other corporate proceedings on the part of Morgan are necessary to authorize the termination of the Distribution Agreement and any other document contemplated herein and the transactions contemplated herein and therein. Genetic Resources has all requisite power and authority and has taken all action necessary, corporate or otherwise, to execute and deliver this Agreement and any other document contemplated herein to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any other document contemplated herein by Genetic Resources and the consummation by Genetic Resources of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Genetic Resources. No other corporate proceedings on the part of Genetic Resources are necessary to authorize this Agreement and any other document contemplated herein and the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by each of Sellers and is a legal, valid and binding obligation of each of Sellers enforceable against them in accordance with its terms. Each of the other documents contemplated herein when duly executed and delivered by each of

Morgan and/or Sellers, as applicable, will be a legal, valid and binding obligation of such parties, enforceable against them in accordance with its terms.

     4.4  CAPITALIZATION.
          --------------

     The authorized capital stock of Morgan consists of 5,000,000 nominal non-endorsable shares of Class A common stock, par value $1 per share and one vote per share, and 2,300,000 nominal non-endorsable shares of Class B Common Stock, par value $1 per share and one vote per share (collectively, the "Common Shares") all of which are validly issued and outstanding on the date hereof. Benegas owns of record and beneficially 4,991,694 of the outstanding Class A Common Shares free and clear of any Encumbrances. Rebagliati owns of record and beneficially 8,306 of the outstanding Class A Common Shares free and clear of any Encumbrances. Genetic Resources owns of record and beneficially all 2,300,000 Class B Common Shares free and clear of any Encumbrances. All of the issued and outstanding Common Shares are fully paid and nonassessable and are free and clear of all Encumbrances. Morgan has no outstanding options, warrants, rights or other securities, plans, contracts or agreements which give the holder or any other person the right to purchase or otherwise receive from such entity any shares of capital stock or any securities which are convertible into or exercisable for any shares of such capital stock or under which any such option, warrant, right or security may be issued in the future. There have been no irrevocable contributions for future increases of capital which are pending capitalization.

     4.5  NO MATERIAL ADVERSE CHANGE.  Since the Interim Balance Sheet
          --------------------------
Date:

          (a) there has been no actual or threatened material adverse change in the financial condition, results of operation, business or Assets of Morgan; and

          (b) Morgan has operated its business in the ordinary course so as to preserve the business intact, to keep available to the business the services of its employees, and to preserve the business and the goodwill of its suppliers, customers, distributors and others having business relations with it.

     4.6  ASSETS.  Excluding Assets leased by Morgan, Morgan has good and
          ------
marketable title to all Assets used in its business. The Assets owned or leased by Morgan include without limitation all material Assets necessary for the conduct of its business as presently conducted.

     4.7  FACILITIES.
          ----------

          (a) Owned Real Property.  Morgan has no Owned Real Property other than
              -------------------
the properties described on Schedule 4.7. Sellers will cause Mariano Gutierrez O'Farrell to transfer the Laguna Blanca Facility to Ezequiel Fonseca as soon as possible. Buyer shall be solely responsible for implementing all the administrative procedures necessary in order to execute the public deed transferring title and for the costs, expenses or taxes in connection therewith. These obligations shall survive until the transfer has been completed.

          (b) Actions.  There are no pending or, to the Best Knowledge of
              -------
Morgan, threatened condemnation proceedings or other Actions relating to any Facility.

          (c) Leases or Other Agreements.  Except for Facility Leases listed on
              --------------------------
Schedule 4.7, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility of Morgan.

          (d) Facility Leases and Leased Real Property.  With respect to each
              ----------------------------------------
Facility Lease, Morgan has an unencumbered interest in the Leasehold Estate. Morgan enjoys peaceful and undisturbed possession of all of its Leased Real Property, subject to the rights of the owners thereof.

          (e) Utilities.  There is no condition which would reasonably be
              ---------
expected to result in the termination of the present access from any Facility to any utility services currently being supplied.

          (f) Improvements, Fixtures and Equipment.  Except as described on
              ------------------------------------
Schedule 4.7, to the Best Knowledge of Morgan, the improvements constructed on the Facilities, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Morgan at its Facilities are in conformity, in all material respects, with all applicable Regulations.

          (g) No Special Assessment.  Except as described in Schedule 4.7,
              ---------------------
Morgan has received no notice of any special tax or similar assessment relating to any Facility or any portion thereof and there is no pending or threatened special tax or similar assessment.

     4.8  CONTRACTS AND COMMITMENTS.
          -------------------------

          (a) Contracts.  Except as set forth on Schedule 4.8, Morgan is not a
              ---------
party to, and is not otherwise bound by, any Contract, Lease or other legally enforceable obligation:

          (1) That (A) in the case of Contracts with parties other than suppliers of seeds, involve an obligation on the part of Morgan in excess of One Hundred Fifty Thousand Dollars ($150,000), or (B) in the case of Contracts that involve suppliers of seeds, involve an obligation on the part of Morgan in excess of Seven Hundred Fifty Thousand Dollars ($750,000);

          (2) Under which Morgan holds or has a right to receive any patent license or technology;

          (3) That was not made in the ordinary course of business;

          (4) That is of an unusual character and affects the business of Morgan in a material way;

          (5) That constitutes or arises from any promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Morgan shall be the borrower, lender or guarantor thereunder or whereby any of Morgan's Assets are pledged (excluding credit provided by Morgan in the ordinary course of business to purchasers of its products); or

          (6) That constitutes or arises from any License Agreements whether for research or commercial purposes relating to germplasm or plant varieties.

Sellers have delivered, or provided access, to Buyer true, correct and complete copies of all of the Contracts and Leases listed on Schedule 4.8, including all amendments and supplements thereto.

          (b)  Absence of Defaults.  All of the Contracts and Leases to which
               -------------------
Morgan is a party or by which it or any of its Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Morgan has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of its Contracts and Leases. To the Best Knowledge of Morgan, all parties to such Contracts and Leases have complied in all material respects with the provisions thereof, no party is in Default thereunder, and no notice of any claim of Default has been given to Morgan. To the Best Knowledge of Morgan, all the products and services called for by any unfinished Contract can be supplied in accordance with the terms of such Contract, including time specifications. With respect to any Leases, Morgan has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

     4.9  PERMITS.
          -------

          (a) Schedule 4.9 sets forth a complete list of all material Permits held by Morgan. Morgan has not received any notice of any claim of Default, with respect to any such Permits.

          (b) Except as disclosed on Schedule 4.9 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Sellers or Morgan in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

     4.10 NO CONFLICT OR VIOLATION.  Neither the execution, delivery or
          ------------------------
performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Morgan or Genetic Resources, (b) to the Best Knowledge of Morgan and except as set forth on Schedule 4.10, violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Morgan's Assets under, any of the terms, conditions or provisions of any Regulation, Contract, Lease or Permit, (i) to which Morgan is a party or
(ii) by which Morgan's Assets are bound, or (c) violate any Regulation or Court Order.

     4.11 FINANCIAL STATEMENTS.  Sellers have heretofore delivered to Buyer
          --------------------
Morgan's Financial Statements. All such financial statements (a) are in accordance with the Books and Records of Morgan, (b) have been and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the Assets, Liabilities (including all reserves) and financial position of Morgan as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of the interim financial statements, to normal year-end adjustments). The Financial Statements for the year ended June 30, 1996 and the Interim Balance Sheet have been examined by Deloitte & Co., independent certified public accountants, whose reports thereon are included with such Financial Statements. All of the Financial Statements previously delivered to Buyer are attached hereto as Schedule 4.11.

     4.12 BOOKS AND RECORDS.  Sellers have given access to Buyer to all the
          -----------------
Books and Records and all accounts, minutes books and stock books of Morgan which, in reasonable detail, reflect the records and activities of Morgan.

     4.13 LITIGATION.  Except as set forth on Schedule 4.13, there is no
          ----------
material Action pending, or to the Best Knowledge of Morgan, threatened or anticipated (a) against, related to or affecting (i) Morgan or its business or Assets, (ii) any officers or directors of Morgan, as such, or (iii) any shareholder of Morgan in such shareholder's capacity as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or (c) in which Morgan is a plaintiff, including any derivative suits brought by or on behalf of Morgan. Morgan is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Morgan or its business or Assets.

     4.14 LABOR MATTERS.  Except as set forth in Schedule 4.14, to the Best
          -------------
Knowledge of Morgan, (a) there are no controversies pending or threatened between Morgan and any of its employees, former employees, job applicants or any association or group of such persons, (b) there is no labor strike or labor disturbance pending or threatened against Morgan nor is any grievance currently being asserted, and (c) Morgan has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice.

     4.15 LIABILITIES.  Morgan has no Liabilities due or to become due,
          -----------
except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet of Morgan, which have not been paid or discharged since July 31, 1996, (b) Liabilities incurred since the date of the Interim Balance Sheet, in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a Material Adverse Effect on Morgan and (c) Liabilities which have been disclosed in this Agreement or in the Disclosure Schedules attached hereto.

     4.16 COMPLIANCE WITH LAW.  To the Best Knowledge of Morgan, Morgan and
          -------------------
the conduct of its business have not violated, and are in compliance with, all Regulations and Court Orders relating to its Assets, business or operations, except violations or failures which have been disclosed in this Agreement or in the Disclosure Schedules attached hereto. Morgan has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders.

     4.17 NO BROKERS.  Neither Sellers nor Morgan's directors have employed
          ----------
or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer, Morgan to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     4.18 NO OTHER AGREEMENTS TO SELL ASSETS.  Neither Morgan nor its
          ----------------------------------
officers, directors, shareholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of its Assets (other than inventory in the ordinary course of business). None of Morgan's shareholders has any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell or effect a sale of the capital stock of Morgan, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Morgan, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     4.19 PROPRIETARY RIGHTS.
          ------------------

          (a) Proprietary Rights.  Morgan has no Patents.  Schedule 4.19(a)
              ------------------
lists all material Trademarks, Copyrights and Plant Variety Protection Certificates, including: (i) for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered, (ii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed and (iii) for each Plant Variety Protection Certificate, the date and subject matter of such Plant Variety Protection Certificate.

          (b) Royalties and Licenses.  To the Best Knowledge of Morgan, except
              ----------------------
as set forth in Schedule 4.19(b), Morgan has no obligations to compensate any person for the use of any of its Proprietary Rights nor has Morgan granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

          (c) Ownership and Protection of Proprietary Rights.  Morgan owns or
              ----------------------------------------------
has a valid right to use its Proprietary Rights, including, without limitation, those listed on Schedule 4.19(a).

     4.20 EMPLOYEE CONTRACTS AND BENEFIT PLANS.  Schedule 4.20 sets forth a
          ------------------------------------
true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock issuance, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Morgan for the benefit of any employee or terminated employee of Morgan (the "Plans"). Morgan has complied with the Regulations relating to the Plan required to be maintained by the laws of Argentina. Morgan is not a party to, and is not otherwise bound by any Contract or other legally enforceable obligation that constitutes or arises from any employment contracts and severance agreements, including, without limitation, Contracts (a) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders and
(b) Contracts that will result in the payment by, or the creation of any Liability to pay on behalf of, Buyer, Morgan or Sellers any severance, termination or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement.

     4.21 TRANSACTIONS WITH CERTAIN PERSONS.  As of the Closing, Morgan
          ---------------------------------
will not be a party to any Contracts, Leases or other legally enforceable obligations with any persons who within two years prior to the Closing were shareholders, officers, directors or employees of Morgan or are members of any such person's immediate family other than (a) Contracts for the sale of seeds entered into in the ordinary course of business and not exceeding $50,000 and
(b) the three agreements for the production of sunflower and corn seed between Morgan and El Atamisque, S.A. which will continue in effect after the Closing.

     4.22 TAXES.  Except as disclosed on Schedule 4.22, (a) all Tax
          -----
returns, reports and statements required to be filed by Morgan for the three fiscal years ending prior to the Closing (the "Returns") have been timely filed with the appropriate governmental authorities in all jurisdictions in which such Returns are required to be filed and all such Returns were complete and accurate in all material respects; (b) all

Taxes required to be paid by such Returns have been timely paid (or, if not timely paid, have been fully paid including any late payment fee or penalty) or provided for in the Financial Statements; (c) Morgan has not received any notice of assessment or proposed assessment from any governmental authority in connection with any Returns and there are no pending Tax examinations of, or Tax claims being asserted against, Morgan or any of its Assets or properties; (d) there is no examination by any governmental authority affecting Morgan presently pending or threatened; and (e) all payroll, sales and any other Taxes which Morgan has been required to withhold or collect have been timely paid over to the proper governmental authorities to the extent due and payable. Schedule 4.22 sets forth in reasonable detail the VAT Tax deferment arrangements of Morgan with the province of San Juan.

     4.23 INSURANCE.  Schedule 4.23 contains a complete and accurate list
          ---------
of all principal policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by Morgan on its business, Assets or employees.

     4.24 ACCOUNTS RECEIVABLE.  The accounts receivable set forth on the
          -------------------
Interim Balance Sheet and all accounts receivable arising since the date of the Interim Balance Sheet represent bona fide claims of Morgan as applicable, against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable were generated pursuant to valid contracts, purchase orders or invoices and within the applicable value, ceiling and scope of work on such contracts.

     4.25 PAYMENTS.  To the Best Knowledge of Morgan, Morgan has not,
          --------
directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, client, customer, supplier, government official or other party which is in any manner related to the business, Assets or operations of Morgan and which is, or may be with the passage of time or discovery, illegal under the laws of Argentina; and Morgan has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

     4.26 COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as set forth in
          ----------------------------------
Schedule 4.26, there is no investigation or administrative or judicial proceeding or other inquiry or communication from a governmental authority involving Morgan with respect to any environmental condition on Morgan's properties or elsewhere.

     4.27 BANKING RELATIONSHIPS.  Schedule 4.27 sets forth a complete and
          ---------------------
accurate description of all arrangements that Morgan has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Morgan in respect of any of the foregoing.

     4.28 CONDUCT OF BUSINESS PENDING THE CLOSING.  Since June 30, 1996,
          ---------------------------------------
Morgan has conducted its business only in the ordinary and usual course as such business has previously been conducted and, except as set forth in Schedule 4.28 hereto, has not made any payments other than in the ordinary course or any distributions. Since July 31, 1996, Morgan has not retained and has no payment obligation to any attorney, accountant or consultant in connection with, or as a consequence of, this Agreement, except the fees payable to Deloitte & Co.

     4.29 RECORDS AND STATEMENTS.  Each of Sellers has delivered to Buyer
          ----------------------
all books, records, statements, ledgers, lists, accounts, files, plans and other information in their respective possessions or to which they have access pertaining to Morgan, Sellers' investment in Morgan and Morgan's business.

     4.30 DELIVERY OF DOCUMENTS BY SELLERS.  Sellers have furnished Buyer
          --------------------------------
with (a) certified resolutions adopted by the Board of Directors of Genetic Resources approving this Agreement and the transactions contemplated hereby and
(b) the legal opinion of Estudio de los Dres. O'Farrell, counsel to Sellers, dated as of the date hereof, substantially in the form of Exhibit A hereto.

     4.31 NO BUSINESS OUTSIDE ARGENTINA.  Within the past three (3) years,
          -----------------------------
Morgan and all entities controlled by Morgan have not engaged in any production, selling, distribution, leasing or any other business activities in any jurisdictions outside Argentina except for (a) the export and testing of products to countries in Latin America through third party distributors located in such countries, (b) the export and testing of products to the United States through third party distributors located in the United States in aggregate amounts not to exceed $150,000 per year and (c) the ownership of certain Proprietary Rights listed in Schedule 4.19(a) in countries in Latin America. Morgan has received no notice to the effect that, or otherwise been advised that, it is not in compliance with any laws of any jurisdictions outside Argentina. Morgan owns no assets in the United States.

     4.32 LIABILITIES OF SUBSIDIARIES.  Morgan has not entered into any
          ---------------------------
Contracts on behalf of any subsidiary which may create a Liability for Morgan and none of the activities of Morgan's subsidiaries will create any Liability for which Morgan could become responsible except for any Liabilities resulting from the breach of the Project approved by the Province of San Juan in Decree 1224/93 and Decree 1248/95 after the Closing.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                                   OF BUYER
                                   --------

     Buyer hereby represents and warrants to Sellers as follows, which representations and warranties are true and correct as of the date hereof:

     5.1  ORGANIZATION.  Buyer is a corporation duly incorporated, validly
          ------------
existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business and to own and lease its properties. Buyer is duly qualified to do business, and is in good standing, in Argentina.

     5.2  AUTHORIZATION.  Buyer has all requisite power and authority and
          -------------
has taken all action necessary, corporate or otherwise, to execute and deliver this Agreement and any other document contemplated herein to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any other document contemplated herein by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of

Buyer. No shareholder approval or other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and any other document contemplated herein and the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. Each of the other documents contemplated herein, when duly executed and delivered by Buyer, will be a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

     5.3  NO CONFLICT OR VIOLATION.  Neither the execution, delivery or
          ------------------------
performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any applicable law, contract, lease or agreement, (i) to which Buyer is a party or (ii) by which Buyer's assets are bound, or (c) violate any Regulation or Court Order.

     5.4  NO BROKERS.  Buyer has not entered into nor will it enter into
          ----------
any agreement, arrangement or understanding with any person or firm which will result in the obligation of Sellers or any Affiliate of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     5.5  DELIVERY OF DOCUMENTS BY BUYER.  Buyer has furnished Sellers with
          ------------------------------
(a) certified resolutions adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby and (b) legal opinions of Loreen Collins and Estudio Beccar Varela, counsel to Buyer, in the forms attached hereto as Exhibits B and C, respectively.


                                   ARTICLE 6

                                   COVENANTS
                                   ---------

     6.1  FURTHER ASSURANCES AND COOPERATION.  Subject to the terms and
          ----------------------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection therewith, (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings, and (e) to fulfill all conditions to this Agreement.

     6.2  FEES AND EXPENSES.  Buyer shall pay the fees and expenses of
          -----------------
Buyer, and Sellers shall pay the fees and expenses of Sellers (including, without limitation, attorneys' and accountants' fees), incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, whether paid prior to or after the Closing. Notwithstanding the foregoing, Buyer shall be responsible for the fees payable to Deloitte & Co. for their due diligence review of Morgan's Books and Records conducted in connection with this Agreement. Sellers shall pay any termination or profit sharing obligations or any other Liabilities to Victor Poggi which may arise, whether by Contract, Regulation or otherwise as a result of the execution of this Agreement and the consummation of the transactions contemplated herein.


                                   ARTICLE 7

                                 INDEMNITIES
                                 -----------

     7.1  TAX RETURNS.  After the Closing, Buyer shall have the exclusive
          -----------
authority and obligation to prepare and file, or cause to be prepared and filed, all Returns of Morgan for, or with respect to, Taxes for all Taxable Years and other taxable periods. Prior to the Closing, neither Morgan nor any person acting on its behalf shall file or cause to be filed any amended Return without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     7.2  PAYMENT OF TAXES.  Sellers shall pay all Liabilities for Taxes of
          ----------------
Morgan that are shown as due on Returns with respect to or including all or a portion of calendar year 1995 and the portion of calendar year 1996 ending on and including June 30, 1996 to the extent that such Taxes have not been paid by or on behalf of Morgan on or prior to the date hereof or provided for through reserves reflected on the Financial Statements.

     7.3  SURVIVAL OF REPRESENTATIONS, ETC.  All statements contained in
          --------------------------------
the Disclosure Schedules or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. Except with respect to the representations and warranties set forth in Section 4.22, the representations and warranties set forth in Articles IV and V hereof shall survive for one (1) year after the Closing without regard to any investigation made by any of the parties hereto. The representations and warranties set forth in Section 4.22 shall survive for two (2) years after the Closing without regard to any investigation made by the parties hereto; provided, however, that the representation contained in Section 4.22 relating specifically to Taxes on the net income of Morgan shall survive for one (1) year after the Closing. If a claim is made prior to the applicable expiration period of a representation or warranty, such representation or warranty shall survive until such claim is finally resolved. The truth or validity of any representation or warranty set forth in this Agreement which is made to the best knowledge of the party making such representation or warranty shall not be affected by any facts or information learned by such party after the date hereof.

     7.4  INDEMNIFICATION BY SELLERS.  Effective from and after the
          --------------------------
Closing, Sellers shall indemnify Buyer and its successors and assigns (collectively, the "Buyer Indemnified Parties"), from and against (i) any and all Covered Liabilities (A) arising from or relating to any breach or violation of any representation or warranty of Sellers; or (B) arising from or relating to any violation of any covenant to be performed by Morgan or Sellers hereunder prior to or at the Closing or by Sellers after the Closing; and (ii) on an after-tax basis as to all Taxable Years, (A) any and all Taxes of Morgan or any Buyer Indemnified Party arising out of any breach of any representation or warranty set forth in Section 4.22 hereof or any covenant or agreement set forth in Section 7.1 or 7.2 hereof, regardless of the Taxable Year or other taxable period to which such Taxes relate, and (B) any and all Taxes incurred by Sellers attributable to transactions consummated pursuant to this Agreement. Sellers' obligations under clauses (i) and (ii) above shall only apply to the extent that Buyer's Covered Liabilities arising from or relating to each individual breach or violation under said clauses (i) and (ii) exceed $50,000.

     7.5  INDEMNIFICATION BY BUYER.  Effective from and after the Closing,
          ------------------------
Buyer shall indemnify Sellers and each of their heirs, executors, successors and assigns (collectively, the "Sellers Indemnified Parties"), from and against any and all Covered Liabilities arising from or relating to any breach or violation of any covenant to be performed by Buyer hereunder. Buyer's obligations under this Section 7.5 shall only apply to the extent that Sellers' Covered Liabilities arising from or relating to each individual breach or violation under this Section exceed $50,000.

     7.6  CONTESTS.
          --------

          (a) Upon the receipt by the Buyer Indemnified Parties or the Sellers Indemnified Parties (each, an "Indemnified Party") of notice of any pending or threatened claim, Tax audit or assessment which may be subject to indemnification by the other party (the "Indemnifying Party") under Section 7.4 or 7.5 hereof, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the receipt of such notice. Within 10 days after such notification is made, the Indemnifying Party may elect to represent the interests of the Indemnified Party in any Action, Tax audit or other administrative or court proceeding to the extent of the Indemnifying Party's Liability under Section 7.4 or 7.5 hereof, as the case may be, and to employ counsel of its choice at its expense. The Indemnifying Party shall not, however, be entitled to settle, either administratively or after the commencement of litigation, any claim which would increase any Liability of any Indemnified Party without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall be entitled, at its expense, to participate in the conduct of any Action, Tax audit or any other judicial or administrative proceeding relating to any claim described in this Section 7.6.

          (b) To the extent not controlled by the Indemnifying Party in accordance with subsection (a) above, all Actions, Tax audits and other administrative or court proceedings affecting any Indemnified Party shall be controlled solely by the Indemnified Party. The Indemnified Party shall not, however, be entitled to settle, either administratively or after the commencement of litigation, any claim that is subject to indemnification by the Indemnifying Party under Section 7.4 or 7.5 hereof, as the case may be, without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld. Further, to the extent that any Indemnified Party represents itself as a result of the Indemnifying Party's failure to elect to undertake such representation pursuant to subsection (a) above, the Indemnified Party's representation of itself shall be at the Indemnifying Party's expense.

          (c) All indemnity payments shall be made by the applicable Indemnifying Party within ten (10) days after notice from the applicable Indemnified Party that the amount of such Liability has been finally determined. All such payments shall be made in U.S. Dollars in immediately available funds. Except as otherwise provided herein, any payment not made when due hereunder shall thereafter bear interest at a rate equal to ten percent (10%) per annum, compounded monthly, but in no event greater than this maximum rate allowed under applicable law.

          (d) Any payment (other than interest thereon) owing to a Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Agreement shall be treated by all parties for all purposes as an adjustment to the Purchase Price.

     7.7  NO RIGHT OF CONTRIBUTION.  After the Closing, Morgan shall not be
          ------------------------
liable to indemnify Sellers on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of Sellers under this Agreement; and Sellers shall have no right of contribution against Morgan.

     7.8  INSURANCE PROCEEDS; TAX EFFECT.  The amount of any
          ------------------------------
indemnification due to a Buyer Indemnified Party or Sellers Indemnified Party pursuant to this Article VII shall be calculated after taking into account the amount of all insurance proceeds received by such Buyer Indemnified Party or Sellers Indemnified Party, as the case may be, and after taking into account any Tax benefits or detriments realized by the Buyer Indemnified Party or Sellers Indemnified Party, as the case may be.


                                   ARTICLE 8

                            COVENANT NOT TO COMPETE
                            -----------------------

     Benegas acknowledges and agrees that the reputation and goodwill of Morgan is an integral part of its business success. Accordingly, as an inducement for Buyer to enter into this Agreement, and for the benefit of Buyer and Morgan, Benegas agrees that for a period of three years after the date hereof, Benegas shall not, without Buyer's prior written consent (which may be withheld in Buyer's sole and absolute discretion), directly or indirectly, own, manage, operate, join, control, invest in or otherwise participate in the ownership, management, operation or control of, or be connected as a partner, member, consultant or otherwise with, any person or entity which, directly or indirectly, competes with the current operations of Morgan; provided, however, that (a) Benegas may own up to 5% of the outstanding capital stock of one or more publicly-held corporations which compete with the current operations of Morgan, as long as Benegas holds such capital stock as a passive investment only and does not serve as an officer, director or other representative of such company or companies, (b) Benegas may provide loans and other banking services to companies that compete with Morgan so long as such banking services are provided in the ordinary course of Benegas' banking business and do not include any business or strategic planning and (c) Benegas may continue to be a shareholder and continue his current activities with respect to Genetic Resources, Inc.. Benegas agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements, business plans or information which is the confidential information of Morgan. In the event the agreement in this Article VIII shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.


                                   ARTICLE 9

                                 MISCELLANEOUS
                                 -------------

     9.1  NOTICES.  Unless otherwise provided herein, any notice, request,
          -------
instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:


If to Sellers:             Mr. Jose Alberto Benegas Lynch
                           Corporacion Metropolitana de Finanzas S.A.
                           Macacha Guemes 555
                           (1107) Buenos Aires, Argentina
                           Fax Number (54-1) 318-6800

With copies to:            Genetic Resources (Latin America) Corporation
                           83 Shirley Street
                           Nassau, Bahamas
                           Fax Number: (598-2) 61-7614
                           Attn: Christopher Geoffrey Douglas Hooper


If to Buyer:               Agrigenetics, Inc.
                           5501 Oberlin Road
                           San Diego, California 92121
                           Attention:  Mr. Carl Eibl
                           Fax Number: (619) 453-0142


With a copy to:            Latham & Watkins
                           701 "B" Street, Suite 2100
                           San Diego, California 92101
                           Attn: David C. Boatwright, Esq.
                           Fax Number: (619) 696-7419

or to such other place and with such other copies as any party hereto may designate as to itself by written notice to the others.

     9.2  CHOICE OF LAW; SUBMISSION TO JURISDICTION.  This Agreement shall
          -----------------------------------------
be construed, interpreted and the rights of the parties determined in accordance with the laws of Argentina, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to this Agreement which shall be governed by the law of the jurisdiction under which the respective entity derives its powers. Any legal action or proceeding with respect to this Agreement may be brought solely in an Argentinean court located in Buenos Aires, Argentina and, by execution and delivery of this Agreement, each party irrevocably accepts for itself the jurisdiction of the aforesaid court.

     9.3  ENTIRE AGREEMENT.  This Agreement, together with all exhibits and
          ----------------
schedules hereto constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

     9.4  NO THIRD PARTY BENEFICIARIES.  None of the provisions of this
          ----------------------------
Agreement shall be for the benefit of or enforceable by any third party.

     9.5  LANGUAGE.  This Agreement is being executed in the English and
          --------
Spanish languages. In the event this Agreement becomes the subject of any controversy, the Spanish version shall govern.

     9.6  RULES OF INTERPRETATION.  In interpreting this Agreement, the
          -----------------------
singular shall include the plural and the masculine shall include the feminine and neuter and vice versa.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

                                   AGRIGENETICS, INC.



                                   By:   /s/ Carlton J. Eibl
                                         -------------------
                                   Its:    Vice President
                                         -------------------


                                   MR. JOSE ALBERTO BENEGAS LYNCH


                                   /s/ Jose Alberto Benegas Lynch
                                   ------------------------------



                                   MS. MARIA ALEJANDRA REBAGLIATI


                                   /s/ Maria Alejandra Rebagliati
                                   ------------------------------



                                   GENETIC RESOURCES (LATIN AMERICA) CORPORATION



                                   By:   /s/ Pablo H. Miguens
                                         --------------------
                                   Its:  Representative
                                         ------------------

EXHIBITS

EXHIBIT A - Opinion of Estudio de los Dres. O'Farrell (counsel to Sellers)

EXHIBIT B - Opinion of Loreen Collins

EXHIBIT C - Opinion of Estudio Beccar Varela

DISCLOSURE SCHEDULES


Schedule 4.2  -     Subsidiaries

Schedule 4.7  -     Facilities and Owned Real Property

Schedule 4.8  -     Contracts, Commitments and Leases

Schedule 4.9  -     Permits

Schedule 4.10 -     Conflicts or Violations of Contracts and Leases

Schedule 4.11 -     Financial Statements

Schedule 4.13 -     Litigation

Schedule 4.14 -     Labor Matters

Schedule 4.19(a) -  Proprietary Rights

Schedule 4.19(b) -  Royalties and Licenses in Respect of Proprietary Rights

Schedule 4.20 -     Employee Benefit Plans

Schedule 4.21 -     Transactions with Certain Persons

Schedule 4.22 -     Taxes

Schedule 4.23 -     Insurance

Schedule 4.26 -     Environmental Matters

Schedule 4.27 -     Banking Relationships

Schedule 4.28 -     Payments and Other Distributions
